 Registration No. 333-232127
Registration No. 333-223752
Registration No. 333-189771

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT

No. 1 to Form S-8 Registration Statement No. 333-232127
No. 1 to Form S-8 Registration Statement No. 333-223752
No. 2 to Form S-8 Registration Statement No. 333-189771

UNDER
THE SECURITIES ACT OF 1933

HD SUPPLY HOLDINGS, INC.

(Exact name of Registrant as specified in its charter)

Delaware (State or jurisdiction of incorporation or organization)	26-0486780 (I.R.S. Employer Identification Number)

3400 Cumberland Boulevard
Atlanta, GA 30339
(770) 852-9000
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

HD SUPPLY HOLDINGS, INC. AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

HD SUPPLY HOLDINGS, INC. OMNIBUS INCENTIVE PLAN

HD INVESTMENT HOLDING, INC. STOCK INCENTIVE PLAN

HD SUPPLY HOLDINGS, INC. EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plan)

Dan S. McDevitt
General Counsel and Corporate Secretary
3400 Cumberland Boulevard
Atlanta, GA 30339
(770) 852-9000
(Name, Address, and Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (each, a “Post-Effective Amendment” and, collectively, the “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (each, a “Registration Statement” and, collectively, the “Registration Statements”) filed by HD Supply Holdings, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”):

•	File No. 333-232127 registering 709,674 shares of common stock, par value $0.01 per share, of the Company (“Common Stock”) for issuance under the HD Supply Holdings, Inc. Amended and Restated Employee Stock Purchase Plan;

•	File No. 333-223752 registering 13,785,956 shares of Common Stock for issuance under the HD Supply Holdings, Inc. Omnibus Incentive Plan;

•	File No. 333-189771 registering 14,818,000 shares of Common Stock for issuance under the HDS Investment Holding, Inc. Stock Incentive Plan and 2,000,000 shares of Common Stock for issuance under the HD Supply Holdings, Inc. Employee Stock Purchase Plan.

On December 24, 2020, pursuant to an Agreement and Plan of Merger, dated as of November 15, 2020, by and among the Company, The Home Depot, Inc., a Delaware corporation (“Parent”), and Coronado Acquisition Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving as a direct wholly owned subsidiary of Parent.

In connection with the Merger, the Company has terminated all offerings of securities pursuant to the Registration Statements. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offerings, the Company hereby removes from registration all of such securities registered but unsold under the Registration Statements as of the date hereof, if any. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on December 28, 2020.

HD SUPPLY HOLDINGS, INC.

By:	/s/ Dan S. McDevitt
Name:	Dan S. McDevitt
Title:	General Counsel and Corporate Secretary

* No other person is required to sign the Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933.